THIRD AMENDMENT TO LEASE
THIS THIRD AMENDMENT TO LEASE (this “Amendment”) is entered into as of this 16th day of October, 2013 (the “Execution Date”), by and between BMR-201 ELLIOTT AVENUE LLC, a Delaware limited liability company (“Landlord”), and OMEROS CORPORATION, a Washington corporation (“Tenant”).
RECITALS
A.WHEREAS, Landlord and Tenant entered into that certain Lease dated as of January 27, 2012 (the “Original Lease”) as amended by that certain First Amendment to Lease dated as of November 5, 2012 (the “First Amendment”) and that certain Second Amendment to Lease dated as of November 16, 2012 (the “Second Amendment,” collectively, and as the same may have been heretofore further amended, amended and restated, supplemented or modified from time to time, the “Lease”), whereby Tenant leases certain premises (the “Premises”) from Landlord at 201 Elliott Avenue West in Seattle, Washington (the “Building”);
B.WHEREAS, Landlord has performed certain construction work for Tenant and Landlord and Tenant desire to provide a mechanism for the cost of such construction to be incorporated into Base Rent; and
C.WHEREAS, Landlord and Tenant desire to modify and amend the Lease only in the respects and on the conditions hereinafter stated.
AGREEMENT
NOW, THEREFORE, Landlord and Tenant, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, agree as follows:
1.Definitions. For purposes of this Amendment, capitalized terms shall have the meanings ascribed to them in the Lease unless otherwise defined herein. The Lease, as amended by this Amendment, is referred to herein as the “Amended Lease.”
2.Additional Construction Work. Landlord has performed and completed that certain additional work to the Premises as further described in Exhibit A attached hereto (the “Additional Work”) for a total cost of Three Hundred Thirty-One Thousand Nine Hundred Ten and 47/100 Dollars ($331,910.47) (the “Additional Work Cost”). Notwithstanding anything to the contrary in the Lease, all portions of the Additional Work (including all equipment, trade fixtures, fixtures, installations, additions and other improvements, in each case that are part of the Additional Work) shall at all times remain the property of Landlord, shall remain in the Premises and shall be surrendered to Landlord upon the expiration or earlier termination of the Amended Lease. Base Rent shall be increased to include the Additional Work Cost amortized over the period of time commencing on November 16, 2013 and continuing thereafter for a period of time equal to one hundred sixty-eight (168) months at a rate of eight percent (8%) annually (for purposes of clarity, such increase in Base Rent is reflected in the Base Rent chart set forth in Section 3).
3.Base Rent. The Base Rent chart (and the corresponding note) set forth in Section 2.3 of the Original Lease is hereby deleted in its entirety and replaced with the following (for purposes of clarity, Base Rent for the First Expansion Premises shall remain as set forth in Section 7 of the First Amendment and Base Rent for the Additional Vivarium Premises shall remain as set forth in Section 5 of the Second Amendment):

Dates	Square Feet of Rentable Area	Annual Base Rent per Square Foot of Rentable Area	Monthly Base Rent	Annual Base Rent
November 16, 2012 - November 15, 2013	64,483	$0.00	N/A	N/A
November 16, 2013 - November 15, 2014	64,483*	$51.27	$213,617.29	$2,563,407.48
November 16, 2014 - November 15, 2015	64,483	$50.99	$273,974.29	$3,287,691.48
November 16, 2015 - November 15, 2016	64,483	$52.14	$280,170.29	$3,362,043.48
November 16, 2016 - November 15, 2017	64,483	$53.32	$286,522.29	$3,438,267.48
November 16, 2017 - November 15, 2018	64,483	$54.53	$293,032.29	$3,516,387.48
November 16, 2018 - November 15, 2019	64,483	$55.77	$299,705.29	$3,596,463.48
November 16, 2019 - November 15, 2020	64,483	$57.05	$306,544.29	$3,678,531.48
November 16, 2020 - November 15, 2021	64,483	$58.35	$313,555.29	$3,762,663.48
November 16, 2021 - November 15, 2022	64,483	$59.69	$320,741.29	$3,848,895.48
November 16, 2022 - November 15, 2023	64,483	$61.06	$328,107.29	$3,937,287.48
November 16, 2023 - November 15, 2024	64,483	$62.46	$335,656.29	$4,027,875.48
November 16, 2024 - November 15, 2025	64,483	$63.90	$343,395.29	$4,120,743.48
November 16, 2025 - November 15, 2026	64,483	$65.38	$351,327.29	$4,215,927.48
November 16, 2026 - November 15, 2027	64,483	$66.89	$359,457.29	$4,313,487.48
* From November 16, 2013 - November 15, 2014, Base Rent for the Premises described in the chart above shall be calculated based on Fifty Thousand (50,000) square feet of Rentable Area; provided, however, that Tenant shall have full access to the entire Premises described in the chart above for the Permitted Use.
For purposes of clarity, the rental figures in the column titled “Annual Base Rent per Square Foot of Rentable Area” in the chart above and the chart set forth in Section 7 of the First Amendment are approximate due to rounding and were calculated based off the Annual Base Rent.
4.Termination Fee. The first chart in Section 48.2 of the Lease (and the corresponding note below such chart) are hereby deleted in their entirety and replaced with the following:

Termination Date	Termination Fee
Months 96 - 120
The sum of (a) the applicable amount set forth in the chart below (the “Initial Termination Fee”), (b) thirty percent (30%) of the unamortized portion of the actual cost of any Expansion Space tenant improvements* and (c) thirty percent (30%) of the unamortized portion of the Additional Work Cost**

Months 121 - 180
The sum of (a) the applicable Initial Termination Fee, (b) twenty percent (20%) of the unamortized portion of the actual cost of any Expansion Space tenant improvements* and (c) twenty percent (20%) of the unamortized portion of the Additional Work Cost**

* For purposes of calculating the termination fee above, the cost of any Expansion Space tenant improvements shall be amortized over the initial Term at an annual interest rate of eight percent (8%).
** For purposes of calculating the termination fee above, the Additional Work Cost shall be amortized over the period of time commencing on November 16, 2013 and continuing thereafter for a period of time equal to one hundred sixty-eight (168) months at a rate of eight percent (8%) annually.
5.Term Commencement Dates. For purposes of clarity, (a) the Term Commencement Date is November 16, 2012, (b) the Additional Vivarium Commencement Date is November 16, 2012 and (c) the First Expansion Commencement Date is April 23, 2013.
6.Broker. Tenant represents and warrants that it has not dealt with any broker or agent in the negotiation for or the obtaining of this Amendment and agrees to indemnify, defend and hold Landlord harmless from any and all cost or liability for compensation claimed by any such broker or agent employed or engaged by it or claiming to have been employed or engaged by it.
7.No Default. Tenant represents, warrants and covenants that, to the best of Tenant’s knowledge, Landlord and Tenant are not in default of any of their respective obligations under the Lease and no event has occurred that, with the passage of time or the giving of notice (or both) would constitute a default by either Landlord or Tenant thereunder.
8.Notices. Tenant confirms that, notwithstanding anything in the Lease to the contrary, notices delivered to Tenant pursuant to the Amended Lease should be sent to:

Omeros Corporation
201 Elliott Avenue West
Seattle, Washington 98119
Attn: Chief Executive Officer
E-mail: gdemopulos@omeros.com;

with a copy to:
Omeros Corporation
201 Elliott Avenue West
Seattle, Washington 98119
Attn: General Counsel
E-mail: mkelbon@omeros.com.

9.Effect of Amendment. Except as modified by this Amendment, the Lease and all the covenants, agreements, terms, provisions and conditions thereof shall remain in full force and effect and are hereby ratified and affirmed. The covenants, agreements, terms, provisions and conditions contained in this Amendment shall bind and inure to the benefit of the parties hereto and their respective successors and, except as otherwise provided in the Lease, their respective assigns. In the event of any conflict between the terms contained in this Amendment and the Lease, the terms herein contained shall supersede and control the obligations and liabilities of the parties. From and after the date hereof, the term “Lease” as used in the Lease shall mean the Lease, as modified by this Amendment.
10.Miscellaneous. This Amendment becomes effective only upon execution and delivery hereof by Landlord and Tenant. The captions of the paragraphs and subparagraphs in this Amendment are inserted and included solely for convenience and shall not be considered or given any effect in construing the provisions hereof. All exhibits hereto are incorporated herein by reference. Submission of this instrument for examination or signature by Tenant does not constitute a reservation of or option for a lease, and shall not be effective as a lease, lease amendment or otherwise until execution by and delivery to both Landlord and Tenant.
11.Counterparts. This Amendment may be executed in one or more counterparts, each of which, when taken together, shall constitute one and the same document.

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IN WITNESS WHEREOF, Landlord and Tenant have hereunto set their hands as of the date and year first above written, and acknowledge that they possess the requisite authority to enter into this transaction and to execute this Amendment.
LANDLORD:
BMR-201 ELLIOTT AVENUE LLC,
a Delaware limited liability company

By:    /s/ Kevin M. Simonsen
Name:    Kevin M. Simonsen
Title:    VP, Real Estate Legal

TENANT:
OMEROS CORPORATION,
a Washington corporation

By:    /s/ Gregory A. Demopulos
Name:    Gregory A. Demopulos, M.D.
Title:    Chairman and CEO

EXHIBIT A
ADDITIONAL CONSTRUCTION WORK

Description	Amount
Main Project AV Equipment procurement, installation, and testing	$323,095.00
Add Door Gaskets and Bottoms at Vivarium Doors	$ 2,453.06
Executive Suite-Level 5 Column Covers to Cover Exposed Column from Backside or West Side	$3,432.55
Add 17 Armor Plates to Vivarium (shared cage rack wash area)	$ 2,929.86
$331,910.47